EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2016 Fourth Quarter and Annual Results

EL SEGUNDO, Calif., March 01, 2017 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today reported results for the fourth quarter and year ended December 31, 2016.

Financial Overview

Fourth Quarter of Fiscal 2016 compared to Fourth Quarter of Fiscal 2015

  Net sales for the fourth quarter of fiscal 2016 totaled $532.2 million compared to $486.5 million for the fourth quarter of fiscal 2015.
  Net income for the fourth quarter of fiscal 2016 was $18.1 million, or $0.25 diluted income per share, compared to a net income of $7.7 million, or $0.12 diluted income per share, for the fourth quarter of fiscal 2015.
  Adjusted EBITDAP (Non-GAAP measure*) for the fourth quarter of fiscal 2016 was $76.0 million, or 14.3% of net sales, compared to $61.6 million, or 12.7% of net sales, for the fourth quarter of fiscal 2015.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit expense, and unusual items was $71.0 million for the fourth quarter of fiscal 2016, compared to $32.8 million for the fourth quarter of fiscal 2015.
  Cash provided by (used in) operating activities in the fourth quarter of fiscal 2016 totaled $109.5 million, compared to $(5.4) million in the fourth quarter of fiscal 2015.
  Free cash flow (Non-GAAP measure*) in the fourth quarter of fiscal 2016 totaled $92.4 million, compared to $(24.3) million in the fourth quarter of fiscal 2015.
  Net debt (Non-GAAP measure*) as of December 31, 2016 was $315.3 million compared to $442.1 million as of December 31, 2015.
  Funded contract backlog as of December 31, 2016 was $2.3 billion compared to $2.4 billion as of December 31, 2015.
  Total contract backlog as of December 31, 2016 was $4.5 billion compared to $4.0 billion as of December 31, 2015.

Fiscal 2016 compared to Fiscal 2015

  Net sales for fiscal 2016 totaled $1,761.3 million compared to $1,708.3 million for fiscal 2015.
  Net income for fiscal 2016 was $18.0 million, or $0.27 diluted income per share, compared to net loss of $(16.2) million, or $(0.27) loss per share, for fiscal 2015.
  Adjusted EBITDAP (Non-GAAP measure*) for fiscal 2016 was $202.0 million, or 11.5% of net sales, compared to $217.9 million, or 12.8% of net sales, for fiscal 2015.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit expense, and unusual items was $188.4 million for fiscal 2016, compared to $200.1 million for fiscal 2015.
  Cash provided by operating activities in fiscal 2016 totaled $158.4 million, compared to $65.1 million in fiscal 2015.
  Free cash flow (Non-GAAP measure*) in fiscal 2016 totaled $110.8 million, compared to $28.3 million in fiscal 2015.

_______
* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

“Delivery on our program commitments in 2016 led to the accomplishment of several major program milestones and key wins of technology development contracts,” said Eileen Drake, CEO and President of Aerojet Rocketdyne Holdings, Inc. “Our improvement initiatives continued to gain momentum throughout the year, evidence of their effectiveness can be seen in our solid operating results. A strong finish in the fourth quarter generated annual sales growth coupled with solid margins and strong free cash flow providing me with confidence that the strategy that we have adopted provides a framework for growth and long-term stakeholder value creation.”

Operations Review

Aerospace and Defense Segment

	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions, except percentage amounts)
Net sales	$529.6	$484.9	$1,753.9	$1,660.0
Segment performance	54.6	34.8	143.3	48.9
Segment margin	10.3%	7.2%	8.2%	2.9%
Segment margin before environmental remediation provision adjustments, retirement benefit expense, Rocketdyne purchase accounting adjustments, and unusual items (Non-GAAP measure)	14.0%	7.8%	11.6%	11.4%
Components of segment performance:
Aerospace and Defense	$74.0	$37.6	$203.1	$189.2
Environmental remediation provision adjustments	(1.5)	16.1	(18.3)	(16.6)
Retirement benefit expense, net (1)	(13.1)	(12.5)	(22.5)	(50.2)
Unusual items	—	(0.6)	—	(50.0)
Rocketdyne purchase accounting adjustments not allocable to the Company’s U.S. government contracts:
Amortization of the Rocketdyne Business’ intangible assets	(3.0)	(3.0)	(12.0)	(12.0)
Depreciation associated with the step-up in the fair value of the Rocketdyne Business’ tangible assets	(1.8)	(2.8)	(6.8)	(11.2)
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business’ inventory	—	—	(0.2)	(0.3)
Aerospace and Defense total	$54.6	$34.8	$143.3	$48.9

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(1)  Retirement benefit expense is net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company funded $(0.6) million and $27.5 million to its tax-qualified defined benefit pension plan that was recoverable in the Company’s fiscal 2016 U.S. government contracts for the three and twelve months ended December 31, 2016, respectively.

The increase in net sales during the fourth quarter of fiscal 2016 compared to the fourth quarter of fiscal 2015 was primarily due to an increase of $38.8 million on space launch programs primarily driven by increased deliveries on the RL10 program, and the transition of the Commercial Crew Development program from development activities to initial production. Further, as a result of the 2016 calendar, Aerojet Rocketdyne had 53 weeks of operations in fiscal 2016 compared to 52 weeks of operations in fiscal 2015. The additional week of operations, which occurred in the fourth quarter of fiscal 2016 totaling to $32.2 million in additional net sales, is included in the above discussion of program changes.

The increase in net sales in fiscal 2016 compared to fiscal 2015 was primarily due to the following (i) an increase of $95.0 million on space launch programs primarily driven by increased deliveries on the RL10 program, and the transition of the Commercial Crew Development program from development activities to initial production and (ii) an increase of $37.2 million on air defense programs primarily driven by the transition of the PAC-3 contracts to full-rate production. These factors were partially offset by a decrease of $36.8 million in the various Standard Missile contracts primarily from the timing of deliveries on the Standard Missile-3 Block IB contract and Standard Missile MK72 booster contract. Further, as a result of the 2016 calendar, Aerojet Rocketdyne had 53 weeks of operations in fiscal 2016 compared to 52 weeks of operations in fiscal 2015. The additional week of operations, which occurred in the fourth quarter of fiscal 2016 totaling to $32.2 million in additional net sales, is included in the above discussion of program changes.

The increase in the segment margin before environmental remediation provision adjustments, retirement benefit expense, Rocketdyne purchase accounting adjustments, and unusual items in the fourth quarter of fiscal 2016 compared to the fourth quarter of fiscal 2015 was primarily due to (i) favorable contract performance on tactical defense programs as a result of increased deliveries and the fourth quarter of fiscal 2015 results included program loss reserves associated with program risks; (ii) improved Terminal High Altitude Area Defense (“THAAD”) program performance as a result of efficiencies and the retirement of contract manufacturing risks; (iii) favorable contract performance on the Atlas V program as a result of manufacturing efficiencies on increased sales volume; and (iv) unfavorable overhead rate reserve adjustments in the fourth quarter of fiscal 2015.

Segment margin before environmental remediation provision adjustments, retirement benefit expense, Rocketdyne purchase accounting adjustments, and unusual items in fiscal 2016 compared to fiscal 2015 was relatively unchanged. Items that had a significant impact include the following: (i) favorable contract performance in fiscal 2016 on the THAAD program as a result of operating performance and lower overhead costs; (ii) a gross contract benefit in fiscal 2015 associated with the Antares AJ-26 Settlement Agreement; and (iii) cost growth and manufacturing inefficiencies in fiscal 2016 on electric propulsion contracts.

The following table summarizes the Company’s backlog:

	As of December 31,
	2016	2015

	(In billions)
Funded backlog	$2.3	$2.4
Unfunded backlog	2.2	1.6
Total contract backlog	$4.5	$4.0
Total contract backlog expected to be filled within one year	$1.7	$1.6

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control.

Real Estate Segment

	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions)
Net sales	$2.6	$1.6	$7.4	$48.3
Segment performance	1.8	1.0	4.3	34.4

During the second quarter of fiscal 2015, the Company recognized net sales of $42.0 million associated with a land sale of approximately 550 acres which resulted in a pre-tax gain of $30.6 million.

Additional Information

Included in the income (loss) from continuing operations before income taxes for the periods presented was as follows:

	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions)
Rocketdyne Business acquisition costs not allocable to the Company’s U.S. government contracts:
Amortization of the Rocketdyne Business intangible assets	$3.0	$3.0	$12.0	$12.0
Depreciation associated with the step-up in the fair value of the Rocketdyne Business’ tangible assets	1.8	2.8	6.8	11.2
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business’ inventory	—	—	0.2	0.3
Total Rocketdyne Business acquisition costs	4.8	5.8	19.0	23.5
Other costs:
Retirement benefit expense, net (1)	17.8	17.0	41.4	67.6
AR1 costs	—	21.6	—	32.1
Environmental remediation provision (benefit)	1.4	(15.9)	18.3	17.3
Gain on Antares AJ-26 program	—	(0.2)	—	(8.1)
Interest expense	5.1	11.9	32.5	50.4
Loss on debt	—	0.1	34.5	1.9
Legal settlement	—	—	—	50.0
Stock-based compensation expense (benefit)	5.2	(1.8)	12.9	8.6

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(1)   Retirement benefit expense is net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company funded $(0.6) million and $27.5 million to its tax-qualified defined benefit pension plan that was recoverable in the Company’s fiscal 2016 U.S. government contracts for the three and twelve months ended December 31, 2016, respectively.

Debt Activity

The Company’s debt principal activity during fiscal 2016 was as follows:

	December 31, 2015	Borrowings	Cash Payments	Non-cash Activity	December 31, 2016

	(In millions)
Term loan	$92.5	$400.0	$(102.5)	$—	$390.0
Revolver	—	100.0	(100.0)	—	—
7.125% Second-Priority Senior Secured Notes	460.0	—	(484.6)	24.6	—
4 1/16% Convertible Subordinated Debentures(“4 1/16% Debentures”)	84.6	—	—	(49.0)	35.6
2 1/4% Senior Convertible Notes	—	300.0	—	—	300.0
2 1/4% Convertible Subordinated Debentures	0.2	—	(0.2)	—	—
Delayed draw term loan	13.0	—	(13.0)	—	—
Other debt	0.3	—	(0.3)	—	—
Total Debt and Borrowing Activity	$650.6	$800.0	$(700.6)	$(24.4)	$725.6

As of December 31, 2016, the Company had $304.7 million of available borrowings under its Senior Credit Facility.

In December 2016, the Company notified holders of its 4 1/16% Debentures that the Company would redeem, on February 3, 2017, all of their 4 1/16% Debentures at a purchase price equal to 100% of the principal amount of the 4 1/16% Debentures to be redeemed, plus any accrued and unpaid interest. In January 2017, $35.6 million of the 4 1/16% Debentures (the entire amount outstanding as of December 31, 2016) were converted to 3.9 million shares of common stock.

Retirement Benefit Plans

The Company’s tax-qualified pension plans’ assets were as follows:

	As of December 31,
	2016	2015

	(In millions)
Tax-qualified pension plan assets	$925.1	$931.4

As of December 31, 2016, the Company’s unfunded pension obligation for the tax-qualified pension plan was $548.2 million. The changes in the pension obligation for the tax-qualified pension plan since December 31, 2015 were as follows (in millions):

Balance as of December 31, 2015	$580.6
Service and interest costs	77.3
Investment gain (1)	(93.7)
Company contributions	(32.8)
Discount rate decrease (2)	45.4
Mortality rate	(30.8)
Other	2.2
Balance as of December 31, 2016	$548.2

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(1) The Company’s effective rate of return on plan assets was 10.8% during fiscal 2016.
(2) The decrease in the discount rate was due to lower market interest rates used to determine the Company’s pension obligation. The discount rate was 4.02% as of December 31, 2016 compared to 4.36% as of December 31, 2015.

The Company expects to make cash contributions of approximately $72 million to its tax-qualified defined benefit pension plan in fiscal 2017 of which $37.0 million is expected to be recoverable in the Company’s U.S. government contracts in fiscal 2017 with the remaining $35.0 million being potentially recoverable in the Company’s U.S. government contracts in the future. During fiscal 2016, the Company made cash contributions of $32.8 million to its tax-qualified defined benefit pension plan of which $27.5 million was recoverable in the Company’s U.S. government contracts in fiscal 2016 with the remaining $5.3 million being potentially recoverable in the Company’s U.S. government contracts in the future.

Change in Fiscal Year End

On January 20, 2016, the Company’s board of directors approved a change in the Company’s fiscal year-end from November 30 of each year to December 31 of each year. The fiscal year of the Company’s subsidiary, Aerojet Rocketdyne, ends on the last Saturday in December.  The audited results for the month ended December 31, 2015 will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit findings of the Company’s business by the U.S. government;
  the estimates or judgments the Company makes, or the assumptions the Company relies on, in preparing consolidated financial statements could prove to be inaccurate;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  the Company’s Competitive Improvement Program may not be successful in aligning the Company’s operations to current market conditions;
  the Company’s international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  the Company’s inability to adapt to rapid technological changes;
  failure of the Company’s information technology infrastructure including a successful cyber-attack, accident or security breach that could result in disruptions to the Company’s operations;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, explosion, or unplanned ignition of dangerous materials used in the Company’s businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  significant risk exposures and potential liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company’s patents and proprietary rights;
  business disruptions to the extent not covered by insurance;
  the substantial amount of debt which places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to past or future divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company’s quarterly operating results and cash flows to fluctuate;
  restatement of previously issued consolidated financial statements may lead to additional risks and uncertainties;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the company’s website at www.aerojetrocketdyne.com.

(Tables to follow)

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions, except per share amounts)
Net sales	$532.2	$486.5	$1,761.3	$1,708.3
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	455.8	428.3	1,527.4	1,459.5
AR1 research and development	—	21.6	—	32.1
Selling, general and administrative	17.6	8.3	53.6	49.0
Depreciation and amortization	19.0	16.6	64.9	65.1
Other expense, net:
Loss on debt	—	0.1	34.5	1.9
Legal settlement	—	—	—	50.0
Other	0.6	(15.7)	19.7	17.4
Total operating costs and expenses	493.0	459.2	1,700.1	1,675.0
Operating income	39.2	27.3	61.2	33.3
Non-operating (income) expense:
Interest income	(0.2)	(0.1)	(0.6)	(0.3)
Interest expense	5.1	11.9	32.5	50.4
Total non-operating expense, net	4.9	11.8	31.9	50.1
Income (loss) from continuing operations before income taxes	34.3	15.5	29.3	(16.8)
Income tax provision	16.3	7.9	11.2	0.3
Income (loss) from continuing operations	18.0	7.6	18.1	(17.1)
Income (loss) from discontinued operations, net of income taxes	0.1	0.1	(0.1)	0.9
Net income (loss)	$18.1	$7.7	$18.0	$(16.2)
Income (loss) per share of common stock
Basic
Income (loss) per share from continuing operations	$0.26	$0.12	$0.27	$(0.28)
Income (loss) per share from discontinued operations, net of income taxes	—	—	—	0.01
Net income (loss) per share	$0.26	$0.12	$0.27	$(0.27)
Diluted
Income (loss) per share from continuing operations	$0.25	$0.12	$0.27	$(0.28)
Income (loss) per share from discontinued operations, net of income taxes	—	—	—	0.01
Net income (loss) per share	$0.25	$0.12	$0.27	$(0.27)
Weighted average shares of common stock outstanding, basic	68.9	62.9	65.6	61.1
Weighted average shares of common stock outstanding, diluted	73.3	72.5	65.7	61.1

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions)
Net Sales:
Aerospace and Defense	$529.6	$484.9	$1,753.9	$1,660.0
Real Estate	2.6	1.6	7.4	48.3
Total Net Sales	$532.2	$486.5	$1,761.3	$1,708.3
Segment Performance:
Aerospace and Defense	$69.2	$31.8	$184.1	$165.7
Environmental remediation provision adjustments	(1.5)	16.1	(18.3)	(16.6)
Retirement benefit expense, net (1)	(13.1)	(12.5)	(22.5)	(50.2)
Unusual items	—	(0.6)	—	(50.0)
Aerospace and Defense Total	54.6	34.8	143.3	48.9
Real Estate	1.8	1.0	4.3	34.4
Total Segment Performance	$56.4	$35.8	$147.6	$83.3
Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment performance	$56.4	$35.8	$147.6	$83.3
Interest expense	(5.1)	(11.9)	(32.5)	(50.4)
Interest income	0.2	0.1	0.6	0.3
Stock-based compensation expense	(5.2)	1.8	(12.9)	(8.6)
Corporate retirement benefit expense	(4.7)	(4.5)	(18.9)	(17.4)
Corporate and other	(7.3)	(5.7)	(20.1)	(22.1)
Unusual items	—	(0.1)	(34.5)	(1.9)
Income (loss) from continuing operations before income taxes	$34.3	$15.5	$29.3	$(16.8)

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(1)   Retirement benefit expense is net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company funded $(0.6) million and $27.5 million to its tax-qualified defined benefit pension plan that was recoverable in the Company’s fiscal 2016 U.S. government contracts for the three and twelve months ended December 31, 2016, respectively.

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations. It is on this basis that management internally assesses the financial performance of its segments.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	As of December 31,
	2016	2015

	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$410.3	$208.5
Accounts receivable	136.4	169.5
Inventories	185.1	156.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	25.2	24.0
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other current assets, net	91.7	69.2
Total Current Assets	854.7	633.4
Noncurrent Assets
Property, plant and equipment, net	366.0	363.3
Real estate held for entitlement and leasing	91.8	86.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	239.8	207.2
Receivable from Northrop	62.0	63.2
Deferred income taxes	292.5	324.8
Goodwill	158.1	158.1
Intangible assets	94.4	107.7
Other noncurrent assets, net	90.2	81.6
Total Noncurrent Assets	1,394.8	1,392.1
Total Assets	$2,249.5	$2,025.5
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Short-term borrowings and current portion of long-term debt	$55.6	$5.3
Accounts payable	96.2	64.2
Reserves for environmental remediation costs	37.1	32.6
Postretirement medical and life insurance benefits	5.2	6.0
Advance payments on contracts	221.8	230.9
Other current liabilities	167.8	203.1
Total Current Liabilities	583.7	542.1
Noncurrent Liabilities
Long-term debt	608.0	633.7
Reserves for environmental remediation costs	312.6	269.7
Pension benefits	548.2	580.6
Postretirement medical and life insurance benefits	37.4	44.8
Other noncurrent liabilities	124.0	95.2
Total Noncurrent Liabilities	1,630.2	1,624.0
Total Liabilities	2,213.9	2,166.1
Redeemable common stock	1.1	1.6
Stockholders’ Equity (Deficit)
Common stock	6.9	6.5
Other capital	456.9	342.6
Treasury stock	(64.5)	(64.5)
Accumulated deficit	(61.8)	(79.8)
Accumulated other comprehensive loss, net of income taxes	(303.0)	(347.0)
Total Stockholders’ Equity (Deficit)	34.5	(142.2)
Total Liabilities, Redeemable Common Stock and Stockholders’ Equity (Deficit)	$2,249.5	$2,025.5

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year ended
	December 31,	November 30,
	2016	2015

	(In millions)
Operating Activities
Net income (loss)	$18.0	$(16.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations, net of income taxes	0.1	(0.9)
Depreciation and amortization	64.9	65.1
Amortization of debt discount and financing costs	2.3	2.7
Stock-based compensation	12.9	8.6
Retirement benefit expense, net	31.8	62.7
Loss on debt repurchased	34.4	1.9
Loss on bank amendment	0.1	—
Gain on sale of technology	—	(1.0)
Loss on disposal of long-lived assets	0.5	0.7
Tax benefit on stock-based awards	(0.3)	(2.5)
Changes in assets and liabilities	(6.3)	(55.9)
Net cash provided by continuing operations	158.4	65.2
Net cash used in discontinued operations	—	(0.1)
Net Cash Provided by Operating Activities	158.4	65.1
Investing Activities
Proceeds from sale of technology	0.5	1.0
Capital expenditures	(47.6)	(36.8)
Net Cash Used in Investing Activities	(47.1)	(35.8)
Financing Activities
Proceeds from issuance of debt	800.0	—
Debt issuance costs	(9.5)	—
Debt repayments/repurchases	(700.6)	(81.2)
Proceeds from shares issued under equity plans, net	4.2	1.3
Repurchase of shares for option cost and to satisfy tax withholding obligations	(3.9)	(6.7)
Tax benefit on stock-based awards	0.3	2.5
Net Cash Provided by (Used in) Financing Activities	90.5	(84.1)
Net Increase (Decrease) in Cash and Cash Equivalents	201.8	(54.8)
Cash and Cash Equivalents at Beginning of Period	208.5	265.9
Cash and Cash Equivalents at End of Period	$410.3	$211.1

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to measure its operating performance. The Company believes that to effectively compare core operating performance from period to period, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP income (loss) from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income (loss) as determined in accordance with GAAP.

	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions, except percentage amounts)
Income (loss) from continuing operations before income taxes	$34.3	$15.5	$29.3	$(16.8)
Interest expense	5.1	11.9	32.5	50.4
Interest income	(0.2)	(0.1)	(0.6)	(0.3)
Depreciation and amortization	19.0	16.6	64.9	65.1
Retirement benefit expense, net (1)	17.8	17.0	41.4	67.6
Unusual items	—	0.7	34.5	51.9
Adjusted EBITDAP	$76.0	$61.6	$202.0	$217.9
Adjusted EBITDAP as a percentage of net sales	14.3%	12.7%	11.5%	12.8%

_______
(1)   Retirement benefit expense is net of cash funding to the Company’s tax-qualified defined benefit pension plan which are recoverable costs under the Company’s U.S. government contracts. The Company funded $(0.6) million and $27.5 million to its tax-qualified defined benefit pension plan that was recoverable in the Company’s fiscal 2016 U.S. government contracts for the three and twelve months ended December 31, 2016, respectively.

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful because it presents the Company’s business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended December 31,	Three months ended November 30,	Year ended December 31,	Year ended November 30,
	2016	2015	2016	2015

	(In millions)
Cash provided by (used in) operating activities	$109.5	$(5.4)	$158.4	$65.1
Capital expenditures	(17.1)	(18.9)	(47.6)	(36.8)
Free cash flow(1)	$92.4	$(24.3)	$110.8	$28.3

_______

(1)   Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company’s goals.

	December 31, 2016	December 31, 2015

	(In millions)
Debt principal	$725.6	$650.6
Cash and cash equivalents	(410.3)	(208.5)
Net debt	$315.3	$442.1

Because the Company’s method for calculating the Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

Contact information:

Investors:
Paul R. Lundstrom, vice president and chief financial officer  310.252.8142
Pete Knudsen, director, investor relations  916.355.2252
Media:
Glenn Mahone, vice president, communications  202.302.9941